Exhibit 99.3

Unaudited Pro Forma Financial Statement

The following pro forma balance sheet has been derived from the balance sheet of Boom Spring International Limited at March 31, 2009, and adjusts such information to give the effect of the acquisition of Boom Spring International Limited by Hammer Handle Enterprises, Inc., as if the acquisition had occurred at March 31, 2009.  The following pro forma EPS statement has been derived from the income statement of Boom Spring International Limited and adjusts such information to give the effect that the acquisition by Hammer Handle Enterprises, Inc. at December 31, 2008 and March 31, 2009, respectively. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at March 31, 2009 or December 31, 2008.

PRO FORMA COMBINED BALANCE SHEETS

	Boom Spring International Limited	Hammer Handle Enterprise Inc.	Adjustments		Proforma
	March 31,	February 28,
	2009	2009
	(US $)	(US $)
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	151,080	5,112	(5,112)	A	-
			(151,080)	C
Accounts receivable	2,972,099				2,972,099
Other receivables	379,975				379,975
Loans to director	241,922				241,922
Inventory	20,287				20,287
Prepaid expenses	9,500				9,500
Total current assets	3,774,863	5,112	(156,192)		3,623,783
Total assets	3,774,863	5,112	(156,192)		3,623,783

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	764,988	8,940	(8,940)	A	764,988
Other payables	50,854				50,854
Due to control group	32,019				32,019
Due to director	-	6,000	(6,000)	A	-
Total Current Liabilities	847,861	14,940	(14,940)	A	847,861

Stockholders' equity
Common stock ($0.001 par value; authorized 50,000,000 shares; issued and outstanding 50,000,000 shares)	50,000	1,670	15,030	E	50,000
			33,300	B
			(50,000)	D
Additional paid in capital		69,330	(16,700)	E	(151,080)
			(33,300)	B
			50,000	D
			(69,330)	A
			68,920	C
			(220,000)	C
Unappropriated retained earnings	2,879,192	(80,828)	80,828	A	2,879,192
Accumulated other comprehensive income	(2,190)	-	-		(2,190)
Total stockholders' equity	2,927,002	(9,828)	(141,252)		2,775,922
Total liabilities and stockholders' equity	3,774,863	5,112	(156,192)		3,623,783

F-1

	Boom Spring International Limited

	Year Ended December 31, 2008 (unaudited)	Three Months Ended March 31, 2009 (unaudited)
Net income	$2,518,049	$361,143

Other comprehensive (loss)/ income
Foreign currency translation (loss)/gain	(2,537)	347

Comprehensive income	$2,515,512	$361,490

Net income per Share
Basic and diluted	$0.06	$0.01

Weighted average shares outstanding
Basic and diluted	45,300,000	45,300,000

F-2

Unaudited Notes to Pro Forma EPS Statement

On July 22, 2009, Hammer Handle Enterprises, Inc. (“Hammer Handle” or the “Company”) entered into a Share Purchase Agreement and Share Exchange (the “Exchange Agreement”) with Boom Spring International Limited, a British Virgin Islands corporation (“Boom Spring”), the shareholders of Boom Spring (the “Boom Spring Shareholders”), and Shengtang Craft Design (Shenzhen) Co., Ltd., a wholly foreign-owned enterprise established under the laws of People’s Republic of China, which is a wholly-owned subsidiary of Boom Spring (“Shengtang”). Pursuant to the terms of the Exchange Agreement, we acquired all the outstanding shares of Boom Spring (the “Interests”) from the Boom Spring Shareholders; and the Boom Spring Shareholders transferred and contributed all of their Interests to us. In exchange, our sole officer and director and majority shareholder (the “Hammer Handle Principal Shareholder”) transferred 12,000,000 shares, and we issued 33,300,000 shares of Common Stock to the Boom Spring Shareholders, their designees or assigns, which totals 90.6% of the issued and outstanding Common Stock of the Company on a fully-diluted basis as of and immediately after the closing (the “Share Exchange”).  Following the Share Exchange, there are 50,000,000 shares of Common Stock issued and outstanding.

Boom Spring also deposited $220,000 into an escrow account, which amount was paid to the Hammer Handle Principal Shareholder, who owned the 12,000,000 shares, as a result of the Share Exchange having been consummated.

As a result of the transactions described above, we became the record and beneficial owner of 100% of the share capital of Boom Spring and therefore own 100% of the share capital of its subsidiary. Pursuant to the terms of the Exchange Agreement, the current officers and directors of the Company resigned effective immediately at the Closing Date and Zhongmin Chen, Shaoping Lu, Rong Li, Hui Zhao, Chunyun Zhao and Shing Ho Eric Cheung were appointed as the new directors and officers of the Company.

The transaction was regarded as a reverse merger whereby Boom Spring was considered to be the accounting acquirer as it retained control of Hammer Handle after the Share Exchange.

All amounts of Hammer Handle were reversed as the net assets assumed by Boom Spring in the reverse merger were $0.

Boom Spring International Limited was incorporated in the British Virgin Islands on October 2, 2007.  In May, 2008, Boom Spring became the parent holding company of Shengtang, which is a wholly foreign-owned enterprise established in the People’s Republic of China.  We operate our business in China primarily through Shengtang, which was incorporated in May 2008.

The combined financial statements reflect all predecessor statements of income and cash flow activities and include the accounts of Boom Spring and its subsidiary. Boom Spring (and its historical financial statements) is the continuing entity for financial reporting purposes.

The preceding unaudited pro forma combined balance sheet represents the combined financial position of Boom Spring as of March 31, 2009, as if the reverse merger acquisition occurred on March 31, 2009.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the reverse acquisition of Boom Spring had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the resulted of future operations.

Assumptions and Adjustments:

A)	Per the terms of the Share Exchange, Hammer Handle was delivered with zero assets and zero liabilities at time of closing;

B)	At closing and pursuant to the Exchange Agreement, we acquired all of the issued and outstanding capital stock of Boom Spring in exchange for the issuance of 33,300,000 common stock shares;

C)	In exchange for $220,000, Hammer Handle Principal Shareholder transferred a total of 12,000,000 shares to the Boom Spring Shareholders, their designees or assigns;

D)	At closing, common stock of Boom Spring will be reclassified to additional paid-in-capital to reflect the additional shares of common stock issued as part of the Share Exchange;

E)
On June 3, 2009, the Company’s Board of Directors approved a 10-1 forward split of issued and outstanding common shares.  Upon effectiveness of the forward split, the Company’s issued and outstanding common shares increased from 1,670,000 shares to 16,700,000 shares outstanding.

F-3